Exhibit B-3




     Exhibit E to the Master Separation and Distribution
                          Agreement


                TAX INDEMNIFICATION AGREEMENT

                TAX INDEMNIFICATION AGREEMENT

                        BY AND AMONG

                   ALLEGHENY ENERGY, INC.

                AND ITS AFFILIATED COMPANIES

                             AND

                       [SUPPLY HOLDCO]

                AND ITS AFFILIATED COMPANIES

                      TABLE OF CONTENTS


                          ARTICLE 1

                         DEFINITIONS

                          ARTICLE 2

            PREPARATION AND FILING OF TAX RETURNS

 Section 2.1  In General.                                            7

 Section 2.2  Information and Cooperation.                           8

 Section 2.3  Manner of Filing Tax Returns.                          9

 Section 2.4  Agent                                                 11

                          ARTICLE 3

                REPRESENTATIONS AND COVENANTS

 Section 3.1  Supply Holdco Representations and Covenants           11

 Section 3.2  Allegheny Representations and Covenants               12

                          ARTICLE 4

                 TAX ALLOCATION AND PAYMENTS

 Section 4.1  In General                                            13

 Section 4.2  Payments                                              13

                          ARTICLE 5

               ALLOCATION OF CERTAIN TAX ITEMS

 Section 5.1  Liability for Restructuring Taxes and Deconsolidation 13

 Section 5.2  Carryforwards and Carrybacks.                         14

 Section 5.3  Refunds                                               14

 Section 5.4  Allocation of Tax Items.                              14

 Section 5.5  Continuing Covenants                                  15

                          ARTICLE 6

           INDEMNIFICATION AND CONTEST PROVISIONS

 Section 6.1  General Indemnification.                              15

 Section 6.2  Spin-off Indemnification                              16

 Section 6.3  Indemnified Liability                                 17

 Section 6.4  Amount of Indemnified Liability for Income Taxes      17

 Section 6.5  Indemnity Amount                                      18

 Section 6.6  Alternate Remedy                                      18

 Section 6.7  Payments.                                             19

 Section 6.8  Prompt Performance                                    19

 Section 6.9  Interest                                              19

 Section 6.10 Duplicative Payment Not Required                      20

                          ARTICLE 7

                  AUDITS AND CONTEST RIGHTS

 Section 7.1  In General                                            20

 Section 7.2  Notice                                                20

 Section 7.3  Contests.                                             21

 Section 7.4  Judicial Appeals.                                     22

 Section 7.5  Limitations.                                          23

 Section 7.6  Failure to Notify                                     24

 Section 7.7  Remedies                                              24

                          ARTICLE 8

                        STOCK OPTIONS

 Section 8.1  In General                                            25

 Section 8.2  Notices, Withholding, Reporting                       25


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 Section 8.3  Adjustments                                           25

                          ARTICLE 9

                        MISCELLANEOUS

 Section 9.1  Effectiveness                                         25

 Section 9.2  Notices                                               25

 Section 9.3  Changes in Law.                                       26

 Section 9.4  Confidentiality                                       26

 Section 9.5  Consent                                               27

 Section 9.6  Successors                                            27

 Section 9.7  Assignment                                            27

 Section 9.8  Affiliated Companies                                  27

 Section 9.9  Authorization, Etc                                    27

 Section 9.10 Entire Agreement                                      27

 Section 9.11 Governing Law; Jurisdiction                           27

 Section 9.12 Dispute Resolution                                    27

 Section 9.13                                                       28

 Section 9.14 Counterparts                                          28

 Section 9.15 Severability                                          28

 Section 9.16 No Third Party Beneficiaries                          28

 Section 9.17 Waivers                                               29

 Section 9.18 Setoff                                                29

 Section 9.19 Amendments                                            29

 Section 9.20 Title and Headings                                    29

                TAX INDEMNIFICATION AGREEMENT

     TAX INDEMNIFICATION AGREEMENT (this "Agreement"), dated [______,2001], by and among Allegheny Energy, Inc. ("Allegheny"), a Maryland corporation and each other member of the Allegheny Group (as defined below), and [ ] ("Supply Holdco"), a Maryland corporation and currently a direct, wholly owned subsidiary of Allegheny, and each other member of the Supply Holdco Group (as defined below) is entered into in connection with the Spin-off (as defined below).

                          RECITALS

     WHEREAS, immediately before the date on which the Distribution (as defined below) is effective (the
"Distribution Date") Allegheny will have been the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which filed a consolidated federal income tax return, and which, together with Supply
Holdco and other affiliated corporations, was party to the Tax Allocation Agreement (as defined below);

     WHEREAS, the Board of Directors of Allegheny has determined that it is in the best interest of Allegheny and its stockholders to separate Allegheny's existing businesses into two independent businesses;

     WHEREAS, pursuant to such determination, Allegheny and Supply Holdco have entered into a Master Separation
Agreement (as defined below) which provides, among other things, for the separation of Allegheny and Supply Holdco, the transfer between Allegheny and Supply Holdco of certain assets and liabilities, the initial public offering ("IPO") of Supply Holdco common stock, the distribution of such common stock and the execution and delivery of certain agreements in order to facilitate the foregoing;

     WHEREAS, Allegheny and Supply Holdco have determined that in connection with the Distribution (as defined below), the IPO of Supply Holdco will reduce Allegheny 's ownership of Supply Holdco on a fully-diluted basis to not less than
80.1 percent;

     WHEREAS, within 24 months following the IPO, Allegheny will distribute to the holders of its common stock, by means of a pro rata distribution, all of the voting securities of Supply Holdco then owned by Allegheny, as more fully described in the application and declaration filed by Allegheny and AE Supply (as defined below) together with other subsidiaries of Allegheny on Form U-1 on July 23, 2001 under the Public Utility Holding Company Act of 1935 (the "Distribution");

     WHEREAS, the Distribution is intended to qualify as a tax free distribution under Sections 355 and 368(a)(1)(D) of the Code;

     WHEREAS, upon the Distribution, Supply Holdco and each member of the Supply Holdco Group (as defined below) will cease to be members of the Allegheny Group (as defined below) for federal and state income tax purposes; and

     WHEREAS, in connection with the foregoing, the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain Tax matters.

     NOW THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, Allegheny and Supply Holdco agree as follows:

                 ARTICLE 1.     DEFINITIONS

     For purposes of this Agreement, the following capitalized terms shall have the meanings specified herein. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings for such terms set forth in the Master Separation Agreement. The singular shall include the plural, unless the context indicates otherwise.

     "Adequate Assurances" means posting a bond or providing a letter of credit reasonably acceptable to the Indemnitee; provided, however, if the Indemnifying Party fails to post such bond or provide such letter of credit, the Indemnifying Party shall provide cash equal to the Indemnity Amount to the Indemnitee not less than thirty (30) days prior to the date on which such Tax would become due and payable by the Indemnitee.

     "AE Supply" means Allegheny Energy Supply Company, LLC.

     "AE Supply Historic Group" means AE Supply, AGC and any
Affiliated Company of AE Supply in existence prior to the creation and transfer of Supply Holdco.

     "Affiliated Company" means any entity in which a common parent holds 80% or more of the voting power and value of such corporation within the meaning of Code Section 1504(a).

     "AGC" means Allegheny Generating Company, Inc.

     "Allegheny Group" means Allegheny, any Affiliated
Company of Allegheny or other entity of which Allegheny is the common parent corporation, and any corporation or other entity which may be, or may become a member of such group from time to time.

     "Allegheny Historic Group" means Allegheny or any
Affiliated Company of Allegheny (excluding any member of the Supply Holdco Group and AE Supply Historic Group).

     "Audit" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

     "Combined State/Local Tax" means the state or local Tax liability determined on a consolidated, combined, unitary or similar basis reported on a Pre-Distribution Combined Return which includes (a) any member of the Allegheny Historic Group and (b) any member of the Supply Holdco Group.

     "Combined State/Local Tax Allocation Statement" means the statement setting forth the amount of the overpaid or underpaid portion of the total Combined State/Local Tax liability shown on the Preliminary Combined Return attributable to (a) any member of the Allegheny Historic
Group or (b) any member of the Supply Holdco Group, as the case may be.

     "Consolidated Federal Tax" means the Federal Income Tax
(as defined below) liability of a Consolidated Group (as defined below) determined on a consolidated basis.

     "Consolidated Group" means a group of one or more corporations connected through stock ownership with a common parent in which the common parent owns at least 80% of the total voting power and value of each such corporation and that files a Consolidated Return.

     "Consolidated Return" means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis pursuant to Section 1501 of the Code.

     "Consolidated Return Year" means any taxable year for which a Consolidated Return is filed.

     "Control" means stock representing at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock in a manner consistent with the principles of Section 355(e) and the regulations thereunder.

     "Federal Income Tax" means any Tax imposed under Subtitle A of the Code (including the Taxes imposed by Sections 11, 55, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto, and any other income-based U.S. federal Tax which is hereinafter imposed upon corporations.

     "Filing Party" has the meaning set forth in
Section 2.3(b) of this Agreement.

     "Final Determination" means with respect to any issue
(i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (ii) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

     "Income Taxes" means (1) any tax based upon, measured by, or calculated with respect to (A) net income or profits (including any capital gains tax, minimum tax and any tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar taxes) or (B) multiple bases if one or more of the bases upon which such tax may be based, measured by, or calculated with respect to, is described in clause (A) above, or (2) any U.S., state or local franchise tax.

     "Indemnified Liability" has the meaning set forth in
Section 6.3 of this Agreement.

     "Indemnifying Party" has the meaning set forth in
Section 6.2(d) of this Agreement.

     "Indemnitee" has the meaning set forth in
Section 6.2(d) of this Agreement.

     "Indemnity Amount" has the meaning set forth in
Section 6.5 of this Agreement.

     "Internal Spin-offs" mean the series of transactions involving the transfer of certain electric power generation and generation-related assets to AE Supply by West Penn
Power Company on November 18, 1999, The Potomac Edison
Company on August 1, 2000 and Monongahela Power Company on
June 1, 2001 and [date].

     "Master Separation Agreement" means the Master
Separation and Distribution Agreement between Allegheny and
Supply Holdco.

     "Non-Filing Parent" means either (1) Allegheny if the State Parent (as defined below) is a member of the Supply
Holdco Group or (2) Supply Holdco if the State Parent is a member of the Allegheny Historic Group.

     "Non-Filing Party" has the meaning set forth in
Section 2.3(c) of this Agreement.

     "Officer's Certificates" means the Officer's
Certificates rendered by Allegheny in connection with the Internal Spin-offs of generation and generation-related assets dated November 18, 1999, August 1, 2000 and June 1,
2001.

     "Option" means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

     "Post-Distribution Period" means any taxable period or portion thereof beginning after the Distribution Date.

     "Pre-Distribution Combined Returns" has the meaning set forth in Section 2.3(e) of this Agreement.

     "Pre-Distribution Period" means any taxable period or portion thereof ending on or prior to the Distribution Date.

     "Preliminary Combined Return" means any preliminary Pre-
Distribution Combined Return provided to either Allegheny or Supply Holdco, as the case may be, pursuant to Section 2.3 of this Agreement.

     "Preliminary Consolidated Return" means any preliminary
Pre-Distribution Combined Return provided to either
Allegheny or Supply Holdco, as the case may be, pursuant to
Section 2.3 of this Agreement.

     "Private Letter Ruling" means Private Letter Ruling [ ] issued by the Service (defined below) to Allegheny on [ ].

     "Pro Forma Combined Return" means any pro forma Tax
Return setting forth that portion of the Combined
State/Local Tax shown on a Pre-Distribution Combined Return that is attributable to either (1) any member of the Allegheny Historic Group or (2) any member of the Supply
Holdco Group, as the case may be.

     "Pro Forma Consolidated Return" means any pro forma Tax
Return setting forth that portion of the Consolidated
Federal Tax shown on a Pre-Distribution Consolidated Return that is attributable to the Supply Holdco Group.

     "Prohibited Act" has the meaning set forth in
Section 6.2(c) of this Agreement.

     "Restricted Period" means the period beginning on the date of this Agreement and ending on the date that is the day after the second anniversary of the Distribution Date.

     "Restructuring" means the transactions undertaken by Allegheny, AE Supply and Supply Holdco (and their respective
Affiliated Companies) designed to accomplish the Spin-off.

     "Restructuring Tax" means any Tax imposed as a direct result of the transactions contemplated by the Restructuring.

     "Ruling Documents" means (1) the Private Letter Ruling, including all materials submitted to the Service (defined below) in connection with such ruling, or (2) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with the Spin-off.

     "Separate Tax" means any Tax incurred by an entity that is not a Federal Income Tax arising from the filing of the Consolidated Return.

     "Separate Return" means any Tax Return filed by any entity that is not part of the Consolidated Tax Return.

     "Service" means the Internal Revenue Service.

     "Spin-off" means the separation of the Supply Holdco
Group from the Allegheny Group through the Distribution.

     "State Parent" has the meaning set forth in Section
2.3(e) of this Agreement.

     "Stock Option Plans" has the meaning set forth in the Employee Matters Agreement between Allegheny and Supply
Holdco.

     "Supply Holdco Consolidated Federal Tax Allocation
Statement" has the meaning set forth in Section 2.3(d) of this Agreement.

     "Supply Holdco Group" means Supply Holdco and any
Affiliated Company of Supply Holdco of which Supply Holdco will be the common parent corporation after the Distribution.

     "Tax" shall mean any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax
Authority including any interest, additions to tax, or penalties applicable or related thereto.

     "Tax Allocation Agreement" means the Income Tax Allocation Agreement entered into by and among Allegheny and all the members of its Consolidated Group dated January 1, 2001, as amended, pursuant to which the parties agreed upon the allocation of Tax Items relating to the Consolidated Group and Consolidated Return of Allegheny.

     "Tax Asset" means any carryover, deduction, refund, credit or similar item that decreases the Tax liability of a taxpayer.

     "Tax Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the Service).

     "Tax Benefit" means a reduction in the Tax liability or an increase in carryforwards of a taxpayer (or of the affiliated group of which it is a member) for any taxable period including any refunds related to a carryback of any loss, credit or similar item. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

     "Tax Detriment" means an increase in the Tax liability or decrease in carryforwards of a taxpayer (or of the affiliated group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.

     "Tax Item" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

     "Tax Law" means any federal, state, local or foreign law with respect to Taxes, including the Code and underlying
Treasury Regulations.

     "Tax Return" means any return, report, certificate, form or similar statement or document (including, any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

     "Treasury Regulations" means the final, temporary and proposed income Tax regulations promulgated under the Code, as such regulations may be amended from time to time
(including corresponding provisions of succeeding regulations).

    ARTICLE 2.     PREPARATION AND FILING OF TAX RETURNS.

     Section 2.1    In General.

(a) During the Pre-Distribution Period, Allegheny shall timely file or cause to be filed all Tax Returns that are filed on a consolidated, combined or unitary basis and include any member of the Supply Holdco Group or Allegheny
Historic Group as provided in the Tax Allocation Agreement.

(b) Allegheny shall timely file or cause to be filed any Tax Return related to the Allegheny Group for any Post-
Distribution Period. Supply Holdco shall timely file or cause to be filed any Tax Return related to the Supply
Holdco Group for any Post-Distribution Period.

(c) Allegheny shall timely file or cause to be filed all Separate Returns that are required to be filed (i) on or prior to the Distribution Date by any member of the Allegheny Group on or prior to the Distribution Date and
(ii) after the Distribution Date by any member of the Allegheny Group after the Distribution Date. Supply Holdco shall timely file or cause to be filed all Separate Returns that are required to be filed after the Distribution Date by any member of the Supply Holdco Group after the Distribution Date.

     Section 2.2    Information and Cooperation.

(a) Allegheny and Supply Holdco shall cooperate and provide each other all documents and information, and make available employees and officers of Allegheny and Supply Holdco, as reasonably requested by the other party, on a mutually convenient basis during normal business hours, to aid the other party in preparing any Tax Return described in
Section 2.1 of this Agreement, to the extent that such Tax Return relates to any Pre-Distribution Period, or to contest any Audit of any such Tax Return. Such cooperation shall include, without limitation:

          (i) the retention and provision on reasonable request of any and all information including all books, records, documentation or other information, any necessary explanations of information, and access to personnel, until the expiration of the applicable statute of limitation for additional assessments of Tax for the Tax period for which such document or other information arises (giving effect to any extension, waiver, or mitigation thereof);

          (ii) within the limits otherwise set forth herein, the execution by such party of any document that is relevant and may be necessary or helpful in connection with any Tax
Return or in connection with any Audit, proceeding, suit or action; and

          (iii) the use of the parties' reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

(b) In the case of any Tax Return for a Pre-Distribution Period described in Section 2.1 of this Agreement, Allegheny will provide Supply Holdco with a copy of that portion of each such Tax Return to the extent it relates to Supply Holdco or any Affiliated Company of Supply Holdco, together with all related tax accounting work papers, not later than five (5) days after the receipt of a written request therefor. In addition, Allegheny will provide to employees of Supply Holdco responsible for preparing its Tax Returns access to any private letter rulings, together with any requests therefor and related documents and any other relevant information, as it relates to Allegheny for any period prior to the Distribution Date, and will provide Supply Holdco with a copy of such rulings or documents to the extent that the issues discussed therein are relevant to Supply Holdco or a Affiliated Company of Supply Holdco, not later than five (5) days after the receipt of a written request therefor.

(c) Subject to Section 2.3(b), Allegheny and Supply Holdco shall advise and consult with each other with respect to any Tax election or the Tax treatment of any item (including the treatment of any item that would be affected by a proposed Tax adjustment relating to a Consolidated Return which is the subject of an Audit or investigation or is the subject of any proceeding or litigation) which could affect any Tax attribute of the other party or an Affiliated Company thereof (including, but not limited to, basis in an asset or the amount of earnings and profits).

(d) Notwithstanding any other provision of this Agreement, neither Allegheny nor any Affiliated Company of Allegheny shall be required to provide Supply Holdco or any Affiliated Company of Supply Holdco access to or copies of any information that relate to Allegheny or any Affiliated Company of Allegheny unless it also relates to Supply Holdco, or a Affiliated Company of Supply Holdco. In addition, in the event that Allegheny determines that the provision of any information to Supply Holdco or any Affiliated Company of Supply Holdco could be commercially detrimental, violate any law or agreement or waive any privilege that may be asserted under applicable law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. In the event that Supply Holdco determines that the provision of any information to Allegheny or any Affiliated Company of Allegheny could be commercially detrimental, violate any law or agreement or waive any privilege that may be asserted under applicable law including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

     Section 2.3    Manner of Filing Tax Returns.

(a) Allegheny (for itself and the Allegheny Affiliated Companies) and Supply Holdco (for itself and the Supply Holdco Affiliated Companies) agree to file all Tax Returns for any Pre-Distribution Period, and to take all other actions in a manner consistent with the position that Supply Holdco and the Supply Holdco Affiliated Companies are part of the Allegheny Consolidated Group for all periods through and including the Distribution Date.

(b) Except as otherwise provided in this Section 2.3 of this Agreement, the party that is required to file a return under Section 2.1 of this Agreement (the "Filing Party") shall have the exclusive right to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made in such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside specialists to prepare such Tax Return, whom to retain for such purpose and the scope of any such retainer. Notwithstanding the foregoing, if the other party (the "Non-Filing Party") requests the Filing Party to make a particular determination under this Section 2.3(b) with respect to a Tax Return of the Non-Filing Party or an Affiliated Company, the Filing Party shall not unreasonably withhold its consent to such request. In the event of disagreement over whether consent is required or is being unreasonably withheld, the parties shall resolve their disagreement in accordance with
Section 9.12 of this Agreement.

(c) Any Tax Return described in Section 2.1(a) of this Agreement (but only with respect to Tax Items of Supply Holdco or a Affiliated Company of Supply Holdco), which Tax Return is filed or amended after the date of this Agreement, shall be prepared on a basis consistent with the elections, methods of accounting, positions, conventions and principles of taxation and the manner in which any Tax Item or other information is reported as reflected on the most recently filed prior Tax Returns involving similar matters. The preceding sentence shall not apply if the Filing Party obtains the prior written consent (which consent shall not be unreasonably withheld) of the Non-Filing Party.

(d)       Pre-Distribution Consolidated Returns.

          (i) Allegheny and Supply Holdco shall jointly prepare and Allegheny shall timely file the Consolidated Return for the 2001 Consolidated Return Year and any other tax period beginning before or ending on the Distribution Date, if not already filed as of the date hereof. Supply Holdco shall control the decisions in the preparation of such Consolidated Returns for which it has liability hereunder and Allegheny shall control the decisions in the preparation of such Consolidated Returns for which it has liability hereunder. Such Consolidated Returns shall be prepared and filed in compliance with applicable Tax Laws and on a basis that is consistent with Allegheny's prior Consolidated
Returns.  Allegheny shall also determine any Consolidated
Return Tax Items specified under Treasury Regulation
Section 1.1502-11 (excluding any separate taxable income of Supply Holdco or any Affiliated Company of Supply Holdco as specified under Treasury Regulation Section 1.1502-11(a)(1)) necessary to prepare the Consolidated Return. Supply Holdco shall determine any Separate Return Tax Items specified under Treasury Regulation Section 1.1502-11(a) for any
Affiliated Company of Supply Holdco. Any disagreement between Supply Holdco and Allegheny concerning the Consolidated Return Tax Items shall be resolved pursuant to
Section 9.12 of this Agreement.

        (ii) No later than the due date of any Pre-Distribution Consolidated Return (including any extensions), Allegheny shall pay to Supply Holdco or Supply Holdco shall pay to Allegheny the overpayment or underpayment, respectively, of the Supply Holdco Group allocation shown on a statement setting forth the amount of the unpaid or overpaid portion of the Supply Holdco Group's allocable share of the total
Consolidated Federal Tax liability, if any, (the "Supply
Holdco Consolidated Federal Tax Allocation Statement") taking into account any applicable Federal Income Tax payments made by Supply Holdco or any other member of the Supply Holdco Group to any member of the Allegheny Group or the Service.

       (iii) Allegheny shall not file or cause to be filed any amended Pre-Distribution Consolidated Return if such return results in an increase in the Tax liability attributable to any member of the Supply Holdco Group for any taxable period without the prior written consent of Supply Holdco (which consent shall not be unreasonably withheld). In the event of disagreement over whether consent is required or is being unreasonably withheld, the parties shall resolve their disagreement in accordance with Section 9.12 of this Agreement

        (iv) Allegheny shall upon receipt of a written request by Supply Holdco file an amended Pre-Distribution
Consolidated Return if such return results in a decrease in the Tax liability attributable to any member of the Supply
Holdco Group for any taxable period and does not result in an increase in the Tax liability attributable to any member of the Allegheny Group for any taxable period (other than an increase for which it would be unreasonable to withhold consent). In the event of disagreement over whether consent is required or is being unreasonably withheld, the parties shall resolve their disagreement in accordance with
Section 9.12 of this Agreement.

(e) In the event that any member of the Allegheny Group is required to prepare, file and/or be included in a Combined Return filed with a state or local Tax Authority relating to a Pre-Distribution Period (a "Pre-Distribution Combined Return"), the entity that is required to file such Pre-Distribution Combined Return (the "State Parent") shall prepare and file such Tax Return and the Non-Filing Parent shall prepare the Pro Forma Combined Return, in each case, in accordance with the principles set forth in Sections 2.1,
2.2 and 2.3 hereof (and the parties shall make payments in accordance with the same principles as set forth in
Section 2.4) substituting where appropriate the terms State Parent, Non-Filing Parent, Combined State/Local Tax, Pro Forma Combined Return, Preliminary Combined Return and Combined State/Local Tax Allocation Statement for the terms Allegheny, Supply Holdco, Consolidated Federal Tax Liability, Pro Forma Consolidated Return, Preliminary Consolidated Return and Supply Holdco Consolidated Federal Tax Allocation Statement, respectively. Where possible, the Pro Forma Combined Return or the Preliminary Combined Return shall be prepared making the elections and using the methods of accounting that are consistent with those made or used by the Allegheny Consolidated Group on the Consolidated Return most recently filed with respect to a Tax period ending prior to the Distribution Date unless the parties consent to make or use some other elections or methods of accounting (which consent shall not be unreasonably withheld). In the event of disagreement over whether consent is required or is being unreasonably withheld, the parties shall resolve their disagreement in accordance with Section 9.12 of this Agreement.

     Section 2.4 Agent. Supply Holdco hereby irrevocably designates, and agrees to cause each Affiliated Company of Supply Holdco to so designate, Allegheny as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Allegheny, in its reasonable discretion, may deem appropriate in any and all matters (including Audits) relating to any Consolidated Return described in Section 2.1(a) of this Agreement; provided, however, that Allegheny shall not exercise its rights as agent and attorney-in-fact in any manner that is inconsistent with the rights granted to Supply Holdco under this Agreement, and nothing in this Section 2.4 shall limit the rights granted to Supply Holdco under this Agreement.

        ARTICLE 3.     REPRESENTATIONS AND COVENANTS.

     SECTION 3.1    Supply Holdco Representations and Covenants.
Supply Holdco, for itself and the Affiliated Companies of Supply Holdco, hereby represents, warrants and covenants that:

(a) Supply Holdco has reviewed the information and representations made in the Ruling Documents submitted to the Service prior to the date of this Agreement and the information and representations made in the Officer's
Certificates and, to Supply Holdco's knowledge, all of such information or representations that relate to Supply Holdco or any Affiliated Company of Supply Holdco, or the business or operations of either, are true, correct and complete in all material respects.

(b) Supply Holdco will not, and will cause each Affiliated Company of Supply Holdco not to, take any action, or fail or omit to take any action, that would cause any of the information or representations made in the Ruling Documents that relate to Supply Holdco, the AE Supply Historic Group, or any Affiliated Company of Supply Holdco or the business or operations of each, to be untrue, regardless of whether such information or representations were included in the Private Letter Ruling (or any supplemental ruling), provided, however, that notwithstanding the foregoing, Supply Holdco or each Affiliated Company of Supply Holdco may take any action, or fail or omit to take any action concerning any information or representations made in the Ruling Documents that clearly were not relied upon by the Service in issuing the Private Letter Ruling. Supply Holdco will not, and will cause each Affiliated Company of Supply Holdco not to, take any action, or fail or omit to take any action, that would cause any of the information or representations made in the Officer's Certificates that relate to Supply Holdco, the AE Supply Historic Group, or any Affiliated Company of Supply Holdco or the business or operations of each, to be untrue.

     Section 3.2    Allegheny Representations and Covenants.
Allegheny, for itself and the Affiliated Companies of Allegheny, hereby represents, warrants and covenants that:

(a) Allegheny has reviewed the information and representations made in the Ruling Documents submitted to the Service prior to the date of this Agreement and the Officer's Certificates and, to its knowledge, all of such information or representations that relate to Allegheny or any Affiliated Company of Allegheny or the business or operations of either, are true, correct and complete in all material respects.

(b) Allegheny will not, and will cause each Affiliated Company of Allegheny not to, take any action, or fail or omit to take any action, that would cause any of the information or representations made in the Ruling Documents to be untrue, regardless of whether such information or representations were included in the Private Letter Ruling (or any supplemental ruling), provided, however, that notwithstanding the foregoing, Allegheny or each Affiliated Company of Allegheny may take any action, or fail or omit to take any action concerning any information or representations made in the Ruling Documents that clearly were not relied upon by the Service in issuing the Private Letter Ruling. Allegheny will not, and will cause each Affiliated Company of Allegheny not to, take any action, or fail to omit to take any action, that would cause any of the information or representations made in the Officer's Certificates that relate to Allegheny, the AE Supply Historic Group, or any Affiliated Company of Allegheny or the business or operations of each, to be untrue.

         ARTICLE 4.     TAX ALLOCATION AND PAYMENTS.

     SECTION 4.1    In General.  Except to the extent
specifically modified or supplemented herein, the Tax
Allocation Agreement shall continue in full force and effect. Notwithstanding any other provision of this Agreement, the Tax Allocation Agreement shall not apply to any Post-Distribution Period of Supply Holdco and the Supply
Holdco Group, except as provided in Section 5.2(b) of this Agreement.

(a) Supply Holdco shall be responsible for, and shall indemnify and hold harmless Allegheny against, any and all Taxes incurred by Supply Holdco, the Supply Holdco Group, or the AE Supply Historic Group (except as provided below) for any Pre-Distribution Period in accordance with past practices and the principles set forth in the Tax Allocation Agreement, other than any Restructuring Taxes for which Allegheny or any Affiliated Company of Allegheny is liable under Section 5 of this Agreement. Allegheny shall be responsible for, and shall indemnify and hold harmless Supply Holdco against, any and all Taxes incurred by Allegheny or any Affiliated Company of Allegheny (other than Taxes attributable to Supply Holdco or any Affiliated Company of Supply Holdco) for any Pre-Distribution Period (except as provided below) in accordance with past practices and the principles set forth in the Tax Allocation Agreement, other than any Restructuring Taxes for which Supply Holdco or any Affiliated Company of Supply Holdco is liable under Section 5 of this Agreement.

(b) Supply Holdco shall be responsible for all Taxes that relate to the Supply Holdco Group with respect to any Post-Distribution Period. Allegheny shall be responsible for all Taxes that relate to the Allegheny Group with respect to any Post-Distribution Period.

     Section 4.2    Payments

(a) Federal Income Taxes. Allegheny shall pay (or cause to paid) to the Service all Federal Income Taxes, if any, shown on (i) any Consolidated Return due and payable for all Pre-Distribution Periods and (ii) any Consolidated
Return of the Allegheny Group due and payable for all Post-
Distribution Periods. Supply Holdco shall pay (or cause to be paid) to the Service all federal Income Taxes, if any, shown on any Consolidated Return of the Supply Holdco Group due and payable for all Post-Distribution Periods.

(b) Separate Taxes. Allegheny shall pay (or cause to be paid) to the appropriate Tax Authorities all Separate Taxes, if any, that relate to Allegheny, the Allegheny Historic Group, or the Allegheny Group. Supply Holdco shall pay (or cause to be paid) to the appropriate Tax Authorities all Separate Taxes, if any, that relate to Supply Holdco, the AE Supply Historic Group or the Supply Holdco Group.

       ARTICLE 5.     ALLOCATION OF CERTAIN TAX ITEMS.

     SECTION 5.1    Liability for Restructuring Taxes and
Deconsolidation.

     Except as otherwise provided by this Agreement, all Restructuring Taxes shall be the obligation of the entity that is liable for such Restructuring Taxes under applicable
Tax Law.

     Section 5.2    Carryforwards and Carrybacks.

(a) Allegheny shall notify Supply Holdco after the Distribution Date of any consolidated carryover item which may be partially or totally attributed to and carried over by any member of the Supply Holdco Group and will notify
Supply Holdco of subsequent adjustments which may affect such carryover item.

(b) Notwithstanding any other provision of this Agreement, Supply Holdco shall not be required to make any election under Section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state or local Tax Law, to relinquish any right to carryback net operating losses. Upon a request by Supply Holdco, Allegheny shall be required to include on an amended Consolidated Return any net operating losses of Supply Holdco arising in a Post-Distribution Period to the extent allowed under the Code; provided, that if Allegheny incurs a Tax Detriment related to the inclusion of such net operating losses on the Consolidated Return, Supply Holdco shall indemnify Allegheny for the amount of such Tax Detriment; and, provided further, that all reasonable out of pocket costs and expenses incurred by Allegheny, including reasonable outside attorneys' accountants' and investigatory fees and disbursements shall be the responsibility of Supply Holdco.

     Section 5.3 Refunds. Any refund of Taxes received in a Pre-Distribution Period will be allocated in a manner consistent with the existing Tax Allocation Agreement. Any refund of Taxes received in a Post-Distribution Period resulting from an adjustment made to a Tax Return filed for a Pre-Distribution Period will be allocated to the party whose Return resulted in such refund, including any refund relating to the carryback of a net operating loss pursuant to Section 5.2(b).

Section 5.4    Allocation of Tax Items.

(a) All Tax computations (1) ending on the Distribution Date and (2) the immediately following Tax period of Supply Holdco or any Affiliated Company of Supply Holdco, shall be made pursuant to the principles of
Section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as determined by Allegheny, taking into account all reasonable suggestions made by Supply Holdco with respect thereto. Any disputes between the parties with respect thereto shall be resolved in accordance with the provisions of Section 9.12 of this Agreement.

(b) Earnings and Profits. Allegheny will advise Supply Holdco in writing of the allocation in Allegheny earnings and profits between Allegheny and Supply Holdco as a result of the Spin-Off as provided in Section 312(h) of the Code and Treasury Regulation Sections 1.312-10(a) and 1.1502-33 not later than 90 days following the Spin-Off.

     Section 5.5 Continuing Covenants. Without the prior written consent of the other party (which consent shall not be unreasonably withheld), Allegheny (for itself and each Affiliated Company of Allegheny) and Supply Holdco (for itself and each Affiliated Company of Supply Holdco) agree
(1) not to take any action reasonably expected to result in an increased Tax Detriment to the other party or a reduction in a Tax Benefit of the other party under this Agreement, and (2) to take any action reasonably requested by the other party that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other party, provided that such action does not result in any additional cost not fully compensated for by the requesting party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

   ARTICLE 6.     INDEMNIFICATION AND CONTEST PROVISIONS.

     SECTION 6.1    General Indemnification.

(a) In General. Supply Holdco and each Affiliated Company of Supply Holdco shall jointly and severally indemnify Allegheny, each Affiliated Company of Allegheny and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Supply Holdco or any Affiliated Company of Supply Holdco is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from, the failure of Supply Holdco, any Affiliated Company of Supply Holdco or any director, officer, or employee to make any payment required to be made under this Agreement.

(b) Allegheny and each Affiliated Company of Allegheny shall jointly and severally indemnify Supply Holdco, each Affiliated Company of Supply Holdco and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Allegheny or any Affiliated Company of Allegheny is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from the failure of Allegheny, any Affiliated Company of Allegheny or any director, officer or employee to make any payment required to be made under this Agreement.

(c) Inaccurate or Incomplete Information. Supply Holdco and each Affiliated Company of Supply Holdco shall jointly and severally indemnify Allegheny, each Affiliated Company of Allegheny and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind (except Taxes) attributable to the negligence of Supply Holdco or any Affiliated Company of Supply Holdco in supplying Allegheny or any Affiliated Company of Allegheny with inaccurate or incomplete information, in connection with the preparation of any Tax Return. Allegheny and each Affiliated Company of Allegheny shall jointly and severally indemnify Supply Holdco, each Affiliated Company of Supply Holdco and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind (except Taxes) attributable to the negligence of Allegheny or any Affiliated Company of Allegheny in supplying Supply Holdco or any Affiliated Company of Supply Holdco with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

     Section 6.2    Spin-off Indemnification

(a) In General. Notwithstanding anything herein or in the Tax Allocation Agreement to the contrary, the provisions of this Section 6 shall govern all matters among the parties hereto related to an Indemnified Liability (as defined in Section 6.3 below) and an Indemnity Amount (as defined in
Section 6.5 below).

(b) Continued Conduct of Business/Change of Control. During the Restricted Period each of Allegheny and Supply Holdco agrees that it will not cease, and will not permit any Affiliated Company thereof to cease, the active conduct of any trades or businesses (within the meaning of Section 355(b) of the Code) used to qualify the Spin-off or Internal Spin-offs under Section 355 of the Code nor cause, or permit to be caused, a change in Control (other than the Distribution).

(c) Requirements for Major Transactions Undertaken by Allegheny and Supply Holdco during the Restricted Period. During the Restricted Period, Allegheny and Supply Holdco will not enter into, agree, plan, have an understanding or have substantial negotiations to enter into any of the following transactions, or enter into, agree, plan, have an understanding or have substantial negotiations to enter into any other transactions, in either case which, by itself or in the aggregate, may cause a risk that the Distribution to be treated as part of a plan or series of transactions pursuant to which one or more persons acquire directly or indirectly stock representing Control of Allegheny or Supply Holdco, as the case may be, within the meaning of Code
Section 355(e):
          (i) merge or consolidate with or into any other corporation;

         (ii) liquidate or partially liquidate (within the meaning of such terms as defined in Section 346 and
Section 302, respectively, of the Code);

        (iii) sell or transfer all or substantially all its assets (within the meaning of Rev. Proc. 77-37, 1977 - 2
C.B. 568) in a single transaction or series of related transactions;

        (iv) redeem or otherwise repurchase any of Allegheny or Supply Holdco's capital stock;

         (v) make any change in its equity structure (including, without limitation, stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under a stock option plan (in each case other than pursuant to the Stock Option Plans), capital contributions or acquisitions but not including the Distribution); or

        (vi) enter into or permit any proposed acquisition transaction occurring pursuant to any of the following actions by the Boards of Directors of Allegheny or Supply
Holdco:

(1) the redemption of rights under a stockholders' rights plan;

(2) the determination that a tender offer is a permitted offer or similar permitted acquisition under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any proposed transaction; or

(3) the approval of any proposed transaction or transactions involving the acquisition of Supply
Holdco or the acquisition of another corporation by Supply Holdco

(actions (i), (ii), (iii), (iv), (v) and (vi) are referred to as the "Prohibited Acts") unless Allegheny or Supply Holdco first obtains, and permits the other party to review, a supplemental ruling from the Service or a written opinion of a nationally recognized tax attorney, or a tax accountant that is a member of a nationally recognized law firm or accounting firm, that such transaction, and any transaction related thereto, will not affect the qualification of the Spin-off or Internal Spin-offs as tax-free distributions under Section 355 (including Section 355(e)) of the Code.

(d) Indemnification. If Allegheny or Supply Holdco breaches any representations set forth in Section 3 of this Agreement or takes any action or enters into any agreement to take any action, including, without limitation, any breach of Sections 6.2(b) and (c), and the Spin-Off or Internal Spin-offs shall fail to qualify under Section 355 or 368(a)(1)(D) of the Code as a result of such action or actions, then such party (the "Indemnifying Party") shall indemnify and hold harmless the other party against any and all federal, state and local taxes, interest, penalties and additions to Tax imposed upon or incurred by Allegheny, the Allegheny Group, Supply Holdco or the Supply Holdco Group, as the case may be, (each such party an "Indemnitee") as a result of the failure of the Spin-Off of Internal Spin-offs to so qualify to the extent provided herein.

     Section 6.3 Indemnified Liability. For purposes of this Agreement, the term "Indemnified Liability" means any liability imposed upon or incurred by (1) Allegheny or any member of the Allegheny Group for which Allegheny, or any other member of the Allegheny Group is indemnified and held harmless under this Section 6, or (2) Supply Holdco or any member of the Supply Holdco Group, for which Supply Holdco or any other member of the Supply Holdco Group is indemnified and held harmless under this Section 6, but shall not refer to the amount of such liability.

     Section 6.4 Amount of Indemnified Liability for Income Taxes. The amount of an Indemnified Liability for a federal or state Tax incurred by an Indemnitee based on or determined with reference to income shall be deemed to be the amount of Tax computed by multiplying (i) the taxing jurisdiction's highest effective Tax rate applicable to Indemnitee of the character subject to Tax as a result of the failure of the Spin-off or Internal Spin-offs to qualify as tax-free distributions under Section 355 of the Code for the taxable period in which the Spin-off or Internal Spin-offs occur, times (ii) the gain or income of Indemnitee which is subject to Tax in the taxing jurisdiction as a result of the failure of the Spin-off or Internal Spin-offs to qualify under Section 355 of the Code, and (iii) in the case of a state, times the percentage representing the extent to which such gain or income is apportioned or allocated to such state; provided, however, that in the case of a state Tax determined as a percentage of Federal Income Tax liability, the amount of Indemnified Liability shall be deemed to be the amount of Tax computed by multiplying (i) that state's highest effective rate applicable to Indemnitee of the character subject to Tax as a result of the failure of the Spin-off or Internal Spin-offs to qualify as tax-free distributions under Section 355 of the Code for taxable period in which the Spin-off or Internal Spin-offs occur, times (ii) the amount of deemed Federal Income Tax (whether or not incurred) imposed upon Indemnitee from the failure of the Spin-off or Internal Spin-offs to qualify under
Section 355 of the Code computed in accordance with this
Section 6.4, times (iii) the percentage representing the extent to which the gain or income required to be recognized on the Spin-off or Internal Spin-offs is apportioned to such state.

        Section 6.5 Indemnity Amount. With respect to any Indemnified Liability, the amount which the Indemnifying Party shall pay to Indemnitee as indemnification (the "Indemnity Amount") shall be the sum of (i) the amount of the Indemnified Liability, as determined under Section 6.4,
(ii) any penalties and interest imposed with respect to the Indemnified Liability and (iii) an amount such that when the sum of the amounts set forth in clauses (i), (ii) and this clause (iii) of this Section 6.5 are reduced by all Taxes imposed as a result of the receipt of such sum, (taking into account any related Tax Benefits receivable by the Indemnitee or any of its Affiliated Companies under any law or governmental authority) the reduced amount is equal to the sum of the amounts set forth in clauses (i) and (ii) of this Section 6.5.

(a) If any increase in Tax for any period for which indemnification is provided under Section 6 gives rise to a Tax Asset to an indemnified party or its Affiliated Company, the Indemnity Amount shall be reduced by the present value of such Tax Asset computed as of the end of the Tax year with respect to which the Indemnified Liability arises. For this purpose, the present value of the Tax Asset shall be computed by (i) treating the Tax Asset as utilized as and to the extent it first becomes available (e.g., as any increase in Tax basis could be depreciated or amortized) to reduce tax at the maximum rate applicable for that Tax for the Tax year with respect to which the indemnified Tax arises and then (ii) discounting the resulting Tax savings to present value using a discount rate of the higher of the prime rate as published in The Wall Street Journal or the interest rate applicable to deficiencies at the end of the Tax year with respect to which the Indemnified Liability arises.

     Section 6.6 Alternate Remedy. Allegheny and Supply Holdco, respectively, recognize that any failure by it or any Affiliated Company to comply with their obligations under this Section 6 may result in additional Taxes which could cause irreparable harm to Allegheny and its shareholders, the Allegheny Affiliated Companies, and/or Supply Holdco and the Supply Holdco Affiliated Companies, and that such entities may be inadequately compensated by monetary damages for such failure. Accordingly, if (A) (1) either party shall fail to comply with any obligation under this Section 6 which would be reasonably foreseeable to result in any additional Taxes, and (2) such party shall fail to provide the other party with a written opinion of a nationally recognized tax attorney, or a tax accountant that is a member of a nationally recognized law firm or accounting firm, that the failure to comply with such obligation will not result in any increase in Taxes of Allegheny and its shareholders, any Affiliated Company of Allegheny, Supply Holdco or any Affiliated Company of Supply Holdco, as the case may be, which opinion shall have been provided to such party for its review and approval, such approval will not be unreasonably withheld, or (B) if it is probable that the failure by such party to comply with any such obligation under this Section 6 will result in an Indemnified Liability under this Agreement and the Indemnifying Party fails to provide Adequate Assurances to the Indemnitee of its ability to pay the Indemnity Amount under this Agreement, then Allegheny or Supply Holdco, as the case may be, shall be entitled to injunctive relief in addition to all other remedies.

           Section 6.7    Payments.

(a) In General. Except as otherwise provided under this Agreement, to the extent that the Indemnifying Party has an indemnification or payment obligation to the Indemnitee pursuant to this Agreement, the Indemnitee shall provide the Indemnifying Party with its calculation of the amount of such indemnification payment. Such calculation shall provide sufficient detail to permit the Indemnifying Party to reasonably understand the calculations. All indemnification payments shall be made to the Indemnitee or to the appropriate Tax Authority as specified by the Indemnitee within the time prescribed for payment in this Agreement, or if no period is prescribed, within thirty (30) days after delivery by the Indemnitee to the Indemnifying Party of written notice of a payment or if such liability is contested pursuant to Section 7.3 of this Agreement, within thirty (30) days of the incurrence of such an amount based on a Final Determination, together with a computation of the amounts due. Any disputes with respect to indemnification payments shall be resolved in accordance with Section 9.12 of this Agreement.

(b) Electronic Payments. Any payment required under this Agreement in an amount in excess of one million dollars
($1,000,000.00) shall be made by electronic funds transfer of immediately available funds.

     Section 6.8 Prompt Performance. All actions required to be taken by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

     Section 6.9 Interest. Payments pursuant to this Agreement that are not made within the period prescribed in
Section 6.7(a) shall bear interest for the period from and including the date immediately following the last date of the period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the date of determination, plus two percent (2%). Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

       Section 6.10 Duplicative Payment Not Required. Notwithstanding any other provision of this Agreement, no payment of an Indemnified Liability shall be required under
Section 6 to the extent it is duplicative of (i) any payment made pursuant to any other provision of this Agreement, or
(ii) any explicit Tax indemnity provided in the Tax Allocation Agreement, and any such payment(s) shall be made as required by such other provisions or agreements.

          ARTICLE 7.     AUDITS AND CONTEST RIGHTS.

       Section 7.1 In General. (a) Upon the termination of Supply Holdco and the Supply Holdco Group as members of the Allegheny Consolidated Group, the Tax Allocation Agreement shall apply with respect to any period in which the income of the terminating member is included in the Consolidated Return. The terminating member shall remain liable to Allegheny for payments required under the Tax Allocation Agreement, including, but not limited to, payments of Tax and estimated Tax for periods in which the member's income is included in the Allegheny Consolidated Return. Subject to
Section 2.2 of this Agreement, the terminating member shall cooperate and provide reasonable access to books, records and other information needed in connection with Audits, administrative proceedings, litigation and other similar matters related to periods in which the member was a member of the Allegheny Consolidated Group. Notwithstanding the foregoing, Supply Holdco and the Supply Holdco Group will not be required under the Tax Allocation Agreement to pay more on a combined or consolidated basis than they would have been required to pay had Supply Holdco or a member of the Supply Holdco Group filed a separate Federal Income Tax Return.

(b) Except as otherwise provided in this Agreement, the respective Filing Party shall have the right to control, contest, and represent the interests of Allegheny, any Affiliated Company of Allegheny, Supply Holdco or any Affiliated Company of Supply Holdco in any Audit relating to any Tax Return that the Filing Party is responsible for filing under Section 2.1 of this Agreement and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

          Section 7.2 Notice. If, after the date of this Agreement, Allegheny (or any Affiliated Company of Allegheny) or Supply Holdco (or any Affiliated Company of Supply Holdco) receives written notice of, or relating to, an Audit from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, could result in Taxes for which another party is responsible under this Agreement, then the party receiving such notice shall provide a copy of such notice to such other party within ten (10) days of receipt thereof. Each party shall forward or cause to be forwarded to the other party relevant portions of any reports or other communications which relate to such matters.

          Section 7.3    Contests.

(a) Prior to the Distribution Date, Allegheny shall control any Audit or claim for refund involving any asserted Tax liability which would give rise to an Indemnification Liability under Section 6 (any such Audit or claim for refund relating to an asserted Tax liability are referred to herein collectively as a "Contest").

(b) Except as otherwise provided in this Agreement, the respective Filing Party shall have the right to control, contest, and represent the interest of any member of the Allegheny Group or any member of the Supply Holdco Group in any Contest relating to any Tax Return described in
Section 2.1 of this Agreement (other than a Tax Return described in Section 7.2(c) or (d) below) and, subject to
Section 7.5(b), to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Contest. The Filing Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

(c) Except as otherwise provided herein, after the Distribution Date, in the case of a Contest that relates to a Pre-Distribution Period Tax Return (or any item relating thereto or reported thereon) which would give rise to an Indemnified Liability under Section 6 of an Indemnifying Party that is not the Filing Party with respect to such Tax Return, the Indemnifying Party shall have the right at its expense to participate in and control the conduct of such Contest. If the Indemnifying Party does not assume the defense of any such Contest for a Pre-Distribution Period, the Filing Party may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such Contest after giving five (5) days' prior written notice to the Indemnifying Party setting forth the terms and conditions of settlement. In the event of a Contest covered by the first sentence of this paragraph, that involves issues (i) relating to a potential adjustment for which the Indemnifying Party has liability and (ii) that are required to be dealt with in a proceeding that also involves separate issues relating to a potential adjustment for which any Indemnitee would be liable, the Indemnitee shall have the right at its expense to control the Contest but only with respect to the latter issues.

(d) With respect to a Contest involving an issue for which both (i) any member of the Allegheny Group and (ii) any member of the Supply Holdco Group could be liable, each party may participate in the Contest, and the Contest may be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Section 7.3 by Allegheny and Supply Holdco.

(e) In the case of any Contest, the party that is controlling the Contest pursuant to Sections 7.3(c) and (d)
(the "Controlling Party"):

          (i) in the case of any material correspondence or filing submitted to the Tax Authority or any judicial authority that relates to the merits of such deficiency, claim or adjustment (A) reasonably in advance of such submission, but subject to applicable time constraints imposed by such Tax Authority or judicial authority, provide the other party (the "Non-Controlling Party") with a draft copy of the portion of such correspondence for filing that relates to such deficiency, claim or adjustment, (B) incorporate, subject to applicable time constraints imposed by such Tax Authority or judicial authority, the Non-Controlling Party's comments and changes on such draft copy of such correspondence or filing, and (C) provide the Non-Controlling Party with a final copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment; and

           (ii) provide the Non-Controlling Party with notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any meetings with the Tax
Authority (including meetings with examiners) or hearings or proceedings before any judicial authority to the extent they relate to such deficiency, claim or adjustment.

     Section 7.4    Judicial Appeals.

     In the event that a judgment of the United States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to a matter described in
Section 7.3(c) and (d) then, subject to Section 7.5(b):

(a)       In the case of an appeal of an adverse
determination, which involves no material issues other than matters for which the Non-Filing Party would be the Indemnifying Party pursuant to Section 6, the Non-Filing
Party shall have the right to cause the Filing Party to appeal from such adverse determination.

(b) In the case of an appeal of any other adverse determination which involves material issues other than those for which the Non-Filing Party would be the Indemnifying Party pursuant to Section 6, the Non-Filing Party shall have the right to cause the Filing Party to appeal from such adverse determination if the Non-Filing Party delivers to the Filing Party an opinion from an independent tax counsel selected by the Non-Filing Party and reasonably acceptable to the Filing Party that it is more likely than not that such appeal will succeed and the amount in controversy exceeds $100,000.

(c) In the case of an adverse determination which involves matters for which the Filing Party would be the Indemnifying Party pursuant to Section 6 and within such determination material matters for which the Non-Filing Party would be the Indemnifying Party pursuant to Section 6 were favorably disposed, the Non-Filing Party shall have the right to prevent the Filing Party from appealing from such adverse determination unless the filing Party delivers to the Non-Filing Party an opinion from an independent tax counsel selected by the Filing Party and reasonably acceptable to the Non-Filing Party that it is more likely than not that such appeal will succeed.

(d) If the Non-Filing Party causes the Filing Party to appeal any adverse determination pursuant to this
Section 7.4, the Non-Filing Party shall pay the reasonable costs, including legal fees, of the Filing Party incurred in such appeal.

     Section 7.5    Limitations.

(a) In General. The Filing Party shall have no obligation to contest, or to continue to contest, any deficiency, claim or adjustment in accordance with
Section 7.3, and the Non-Filing Party shall have no right to control or participate under Section 7.3 of this Agreement unless:

          (i) within thirty (30) days of a reasonable request by the Filing Party, the Non-Filing Party shall deliver to the Filing Party a written opinion of a nationally recognized tax attorney or tax accountant that is a member of a recognized law firm or accounting firm, to the effect that the Non-Filing Party's position with respect to such deficiency, claim or adjustment is supported by a reasonable basis (within the meaning of Treasury Regulations
Section 1.6662-3(b)(3));

         (ii) the Non-Filing Party shall have agreed to be bound by a Final Determination of such deficiency, claim or adjustment;

         (iii) the Non-Filing Party shall have agreed to pay, and shall be currently paying, all reasonable out of pocket costs and expenses incurred by the Filing Party to contest such deficiency, claim or assessment including reasonable outside attorneys', accountants' and investigatory fees and disbursements;

         (iv) the Non-Filing Party shall have advanced to the Filing Party, on an interest-free basis (and with no additional net after-tax cost to the Filing Party), the amount of Tax in controversy (but not in excess of the lesser of (A) the amount of Tax for which the Non-Filing
Party could be liable under this Agreement or (B) the amounts actually expended by the Filing Party for this item) to the extent necessary for the contest to proceed in the forum selected by the Filing Party;

         (v) the Non-Filing Party shall have provided to the Filing Party all documents and information, and shall have made available employees and officers of the Non-Filing
Party, as may be necessary, useful or reasonably required by the Filing Party in contesting such deficiency, claim or adjustment; and

         (vi) the contest of such deficiency, claim or adjustment shall involve no material danger of the sale, forfeiture or loss of, or the creation of any lien on, any asset of the Filing Party (except if the Non-Filing Party shall have adequately bonded such lien or otherwise made provision to protect the interests of the Filing Party in a manner reasonably satisfactory to the Filing Party).

     (b) Settlement. Notwithstanding Section 7.5(a), the Filing Party may resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with any Audit of any Tax Return that it is responsible for filing under Section 2.1 of this Agreement if the Filing Party has provided the Non-Filing Party with a reasonable opportunity to review a copy of that portion of the settlement or compromise proposal which relates to the claim for which the Filing Party is seeking indemnification hereunder; provided, that if (a) the Filing Party fails to provide the Non-Filing Party such a reasonable opportunity to review such portion of such proposal, or (b) after such reasonable opportunity to review such proposal the Non-
Filing Party in writing reasonably withholds its consent to all or part of such settlement or compromise proposal, then, unless the Filing Party was not required to continue the applicable contest under the terms of Section 7.5(a), the Non-Filing Party shall not be obligated to indemnify the Filing Party hereunder to the extent of the amount attributable to the loss to which such settlement or compromise relates as to which the Non-Filing Party has reasonably withheld its consent, or with respect to any other loss for which a successful contest is foreclosed because of such settlement or compromise as to which the Non-Filing Party has reasonably withheld its consent. If the Filing Party effects a settlement or compromise of such contest, notwithstanding that the Non-Filing Party has reasonably withheld its consent thereto, the Filing Party shall repay to the Non-Filing Party such amounts that the Non-Filing Party advanced pursuant to clause (a)(4) of this
Section 7.5 hereof as relate to such claim, to the extent that the Non-Filing Party has reasonably withheld its consent to the settlement or compromise thereof (together with interest at the prime rate as published in the Wall
Street Journal on any such amount paid by the Non-Filing
Party from the date paid by the Non-Filing Party to the date repaid by the Filing Party).

(c) Waiver. Notwithstanding any other provision of this Section 7.5, the Filing Party may resolve, settle, or agree to any deficiency, claim or adjustment for any taxable period if the Filing Party waives its right to indemnity with respect to such Tax Item. In such event, the Filing Party shall promptly reimburse the Non-Filing Party for all amounts previously advanced by the Non-Filing Party to the Filing Party in connection with such deficiency, claim or adjustment under Section 7.5(a)(4) of this Agreement. In addition, the Filing Party shall reimburse the Non-Filing Party for any Tax Detriment that directly results from the settlement of such deficiency, claim or adjustment. No waiver by the Filing Party under this Section 7.5(c) with respect to any deficiency, claim or adjustment relating to any single Tax Item, position, issue or transaction or relating to any single Tax for any one taxable period shall operate as a waiver with respect to any other deficiency, claim or adjustment.

     Section 7.6 Failure to Notify. The failure of the Filing Party promptly to notify the Non-Filing Party of any matter relating to a particular Tax for a taxable period or to take any action specified in Section 7.3 of this Agreement shall not relieve the Non-Filing Party of any liability and/or obligation which it may have to the Filing Party under this Agreement with respect to such Tax for such taxable period except to the extent that the Non-Filing Party's rights hereunder are materially prejudiced by such failure, and in no event shall such failure relieve the Non-Filing Party of any other liability and/or obligation which it may have to the Filing Party.

      Section 7.7 Remedies. Except as otherwise provided in this Agreement, the parties hereby agree that the sole and exclusive remedy for a breach by the Filing Party of the Filing Party's obligations to the Non-Filing Party with respect to a deficiency, claim or adjustment relating to the redetermination of a Tax Item of the Non-Filing Party for a taxable period shall first be a reduction in the amount that would otherwise be payable by the Non-Filing Party for such taxable period and then an increase in amount that would otherwise be payable by the Filing Party for such taxable period, in either case because of the breach. The parties further agree that no claim against the Filing Party and no defense to the Non-Filing Party's liabilities to the Filing Party under this Agreement shall arise from the resolution by the Filing Party of any deficiency, claim or adjustment relating to the redetermination of any Tax Item of the Filing Party.

                ARTICLE 8.     STOCK OPTIONS.

     Section 8.1 In General. The parties hereto agree that Allegheny shall be entitled to any Tax Benefit arising by reason of exercises of Options to purchase shares of Allegheny stock, and that Supply Holdco shall be entitled to any Tax Benefit arising by reason of exercises of Options to purchase shares of Supply Holdco stock. The parties hereto agree to report all Tax deductions with respect to stock options and other equity issued to their employees consistently with this Section 8.1, to the extent permitted by the Tax Law.

     Section 8.2 Notices, Withholding, Reporting. Allegheny shall promptly notify Supply Holdco of any Post-Separation
Date event giving rise to income to any Supply Holdco Group employees or former employees in connection with exercises of options to purchase shares of Allegheny stock. If required by the Tax Law, Supply Holdco shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith.

    Section 8.3 Adjustments. If Supply Holdco or any Affiliated Company of Supply Holdco receives any Tax Benefit to which Allegheny is entitled under Section 8.1 of this Agreement, Supply Holdco shall pay the amount of such Tax Benefit to Allegheny. If Allegheny or any Affiliated Company of Allegheny receives any Tax Benefit to which Supply Holdco is entitled under Section 8.1 of this Agreement, Allegheny shall pay the amount of such Tax Benefit to Supply Holdco.

                ARTICLE 9.     MISCELLANEOUS

     Section 9.1 Effectiveness. This Agreement shall become effective upon execution by the parties hereto.

     Section 9.2 Notices. Any notice, request, instruction or other document to be given or delivered under this Agreement by any party to another party shall be in writing and shall be deemed to have been duly given or delivered when (a) delivered in person, (b) deposited in the United States mail, postage prepaid and sent certified mail, return receipt requested, (c) delivered to Federal Express or similar service for overnight delivery, or (d) sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise), to the parties at the following addresses:

if to Allegheny or any Affiliated Company of Allegheny:

Allegheny Energy, Inc.
800 Cabin Hill Drive
Greensburg, PA 15601
Attention:  General Counsel

if to Supply Holdco or any Affiliated Company of Supply
Holdco:

[____________]
10435 Downsville Pike
Hagerstown, MD 21740
Attention:  General Counsel

     Any party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other document is to be delivered.

     Section 9.3    Changes in Law.

(a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

     Section 9.4 Confidentiality. For a period of three years, commencing on the date of this Agreement, each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party or (b) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 9.4. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

       Section 9.5 Consent. Whenever this Agreement specifies that consent is not to be unreasonably withheld, the determination shall take into account, among other things, the relative amount of potential Tax exposure or refund involved for the members of the Allegheny Group on the one hand and the members of the Supply Holdco Group on the other hand, and if the consent relates to bringing proceedings in one venue rather than another, the impact on such decision on such interests of each group. Any controversy over refusal of consent shall be resolved pursuant to
Section 9.12 of this Agreement.

       Section 9.6 Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

       Section 9.7 Assignment. Except for assignments or transfers by operation of law, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, which consent will not be unreasonably withheld, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

       Section 9.8 Affiliated Companies. Allegheny shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliated Company of Allegheny, and Supply Holdco shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliated Company of Supply Holdco.

      Section 9.9 Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

      Section 9.10 Entire Agreement. This Agreement and the Tax Allocation Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     Section 9.11 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland as to all matters regardless of the law that might otherwise govern under the principles of conflicts of law applicable thereto.

     Section 9.12 Dispute Resolution. Senior financial management of the parties shall make good faith reasonable efforts to resolve any disagreement by mutual agreement. If either party reasonably determines that such efforts will not resolve the dispute, such party shall provide notice to that effect to the other party ("Notice"). Any disagreement not resolved by mutual agreement of the parties shall be resolved by an independent referee that is mutually acceptable to the parties hereto (a "Referee"). In the event the parties cannot agree on a Referee within 10 days of the date of the above Notice described in paragraph (a) each party shall select within 5 days an independent nationally recognized law firm or accounting firm expert in tax matters and such firms shall jointly choose the Referee. The Referee so chosen shall consider the magnitude and size of the item in question, the impact of the resolution on other taxable periods of the Allegheny Group and the Supply Holdco Group and the likelihood of a group's position ultimately prevailing, and otherwise shall resolve any such disagreement pursuant to such procedures as it may deem advisable. The Referee shall render its decision within 30 days unless another time period is specified herein or is mutually agreed upon by Allegheny and Supply Holdco. Any such resolution shall be binding on the parties hereto without further recourse.

     (a) Costs. The costs of any Referee shall be apportioned between Allegheny and Supply Holdco as determined by such referee in such manner as the Referee deems reasonable, taking into account the circumstances of the dispute, the conduct of the parties and the result of the dispute.

     Section 9.13 The resolution of any and all disputes arising from or in connection with this Agreement shall be governed by and settled in accordance with the provisions of
Section 6.7 of the Separation Agreement; provided, however, that at the request of Allegheny or Supply Holdco, a nationally recognized tax attorney or tax accountant that is a member of a nationally recognized law firm or accounting firm, which firm is independent of both parties, will be appointed for purposes of the non-binding mediation procedures described in Section 6.7(b) of the Separation Agreement.

     Section 9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     Section 9.15 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void, or unenforceable. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

     Section 9.16 No Third Party Beneficiaries. This Agreement is solely for the benefit of Allegheny, the Allegheny
Affiliated Companies, Supply Holdco and the Supply Holdco

Affiliated Companies. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

     Section 9.17 Waivers. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties there from shall in any event be effective unless the same shall be in writing.

     Section 9.18 Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

     Section 9.19   Amendments.  This Agreement may not be
modified or amended except by an agreement in writing signed by each of the parties hereto.

     Section 9.20 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                              ALLEGHENY ENERGY, INC.
                              On behalf of itself and the
                              Allegheny Affiliated Companies

                              By:___________________________
                              Name:
                              Title:

                              [           ]
                              On behalf of itself and the
                              Supply Holdco Affiliated
                              Companies

                              By:___________________________
                              Name:
                              Title: